Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-251990, 333-264714 and 333-276880) on Form F-3 and (No. 333-258543) on Form S-8 of our report dated April 30, 2024, with respect to the consolidated financial statements of Fusion Fuel Green plc.

/s/ KPMG

Dublin, Ireland

April 30, 2024